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                                                                   EXHIBIT 10.19

[MEMORY COMPANY LOGO]

MEMORY PHARMACEUTICALS CORP.                             JOANNE LEONARD
100 PHILIPS PARKWAY                                      SENIOR VICE PRESIDENT
MONTVALE, NEW JERSEY 07645                               CHIEF FINANCIAL OFFICER
PHONE: (201) 802-7102
FAX: (201)  802-7190
www.memorypharma.com





February 18, 2002

James E. Barrett, Ph.D.
1231 River Road
Washington Crossing, PA 18977

Dear Jim:

      We are pleased to extend an offer to you to join our Company as Senior Vice President of Research and Development. We look forward to you joining our team, and are confident that you will contribute significantly to the value of our organization. The terms of your anticipated employment by the Company are as follows.

      1. Position. Your position will be Senior Vice President of Research and Development, based out of the Company's offices currently located in Montvale, New Jersey, and will report directly to the Company's President and Chief Scientific Officer. As Senior Vice President of Research and Development, you will be part of the Company's senior management team, and will work closely with this team to establish strategic, value-building relationships with pharmaceutical companies and contract research organizations. Your responsibilities shall include, but not be limited to, managing all research and development activities up to clinical Phase IIa studies and managing post collaboration interface on pivotal clinical trials. In addition to performing duties and responsibilities associated with the position of Senior Vice President of Research and Development, from time to time the Company may assign you other duties and responsibilities and/or may assign you to a different location.

      As a full-time employee of the Company, you will be expected to devote your full business time and energies to the business and affairs of the Company. Your performance will be reviewed formally after six months of employment and annually thereafter at the end of each calendar year.

      2. Starting Date/Nature of Relationship. It is expected that your employment will start on April 16, 2002 (the "Start Date"). No provision of this letter shall be construed to create an express or implied employment contract for a specific period of time. Either you or the Company may terminate the employment relationship at any time and for any reason, by giving at least thirty (30) days' prior written notice to the other party.

      3. Compensation.

      (a) Your initial salary will be at the bi-weekly rate of $10,576.92 (annualized at $275,000).

      (b) You will receive incentive stock options to purchase 300,000 Shares of Common Stock of Memory Pharmaceuticals Corp. at $0.25 per share, which will vest in quarterly increments over a period of four (4) years as described in the Stock Option Agreement, which you and the Company will enter into on or before the Start Date. You will receive additional incentive stock
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MEMORY PHARMACEUTICALS CORP.
James E. Barrett, Ph.D.

options to purchase Shares of Common Stock of Memory Pharmaceuticals Corp., immediately after the closing of the Company's Series D Financing at the then fair market value to be determined by the Company's Board of Directors (without affecting the purchase price of the initial grant of options to acquire 300,000 shares of the Company's Common Stock), with such additional option vesting to commence on the date of such grant in quarterly increments over a period of four
(4) years. The additional incentive stock options to purchase Shares are being provided to allow your percentage ownership before the Series D Financing not to be substantially diluted.

      (c) You will be eligible to receive annual bonus payments dependent on the performance of the Company and your individual performance, subject to the discretion of the Board of Directors. Your target bonus will be equal to twenty-five percent (25%) of your base salary, assuming the achievement of such Company and individual performance objectives. You will receive a one-time annual guaranteed bonus of $25,000, payable within 30 days of your one-year anniversary.

      (d) Upon termination for any reason, the Company will pay you within two weeks of such termination, your current base salary earned through the termination date, plus accrued vacation, if any, and other benefits or payments, if any, to which you are entitled. In the event you are terminated by the Company, without "Cause" (as hereinafter defined), then the Company will continue to pay you your bi-weekly rate in effect at the time of termination and provide and pay the Company's portion of your medical insurance for a period of six (6) months. Further, for the period commencing seven months following such termination and ending twelve months after such termination, the Company will continue to pay you your bi-weekly rate in effect at the time of termination and provide and pay the Company's portion of your medical insurance, except that such severance payments made to you during this period will be reduced by all 1099 and W-2 income earned or received by you during such period, including income earned or received from consulting services or temporary employment, and the Company's payments for your medical insurance will terminate when you have such coverage through any new employer before the end of the twelve month period following your termination. The Company will reconcile such payments with you quarterly, and any additional payments owed to you by the Company, and any payments owed to the Company by you, will be paid respectively within two weeks following such reconciliation period. The Company will not be obligated to continue any such payments to you under this paragraph 3(e) in the event you materially breach the terms under the Confidentiality Agreement (as defined below). Notwithstanding any termination of your employment, you will continue to be bound by the provisions of the Confidentiality Agreement.

      (e) For the purposes of this Section 3, "Cause" shall include (i) your conviction of a felony, either in connection with the performance of your obligations to the Company or otherwise, which adversely affects your ability to perform such obligations or materially adversely affects the business activities, reputation, goodwill or image of the Company, (ii) your willful disloyalty, deliberate dishonesty, breach of fiduciary duty, (iii) your breach of the terms of this Agreement, or your failure or refusal to carry out any material tasks assigned to you by the Company in accordance with the terms hereof, which breach or failure continues for a period of more than thirty (30) days after your receipt of written notice thereof from the Company, (iv) the commission by you of any act of fraud, embezzlement or deliberate disregard of a significant rule or policy of the Company known to you or contained in a policy and procedure manual provided to you which results in material loss, damage or injury to the Company, or (v) the material breach by you of any of the provisions of the Confidentiality Agreement substantially in the form of Attachment A to this letter.

      4. Benefits. You will be entitled as an employee of the Company to receive such benefits as are generally provided its employees and executives and for which you are eligible in accordance with Company policy as in effect from time to time. The Company retains the right to change, add or cease any particular benefit relating to its employees and executives generally. At this time, the Company is offering a benefit program, consisting of medical, dental, life and

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MEMORY PHARMACEUTICALS CORP.
James E. Barrett, Ph.D.

short/long term disability insurance, as well as a 401(k) retirement plan and flexible spending plan. You will be eligible for eleven paid holidays, four floating holidays and four (4) weeks paid vacation per year. You will accrue additional vacation days in accordance with Company policy.

      5. Relocation Expenses. The Company will pay or reimburse you for all reasonable out-of-pocket relocation and relocation-related expenses not to exceed $100,000, including any Tax Payment (as defined below) and any Gross-up Payment (as defined below), which may be billed directly to the Company or paid by you and submitted for reimbursement, including, without limitation, the following:

      (a) costs of services of moving companies (including packing, transportation and relocation expenses, including the transportation of automobiles);

      (b) costs associated with your search for a new residence (including, without limitation, the costs of airfare, automobile rental, meals and hotel accommodations for yourself and your immediate family);

      (c) commissions payable to brokers in connection with the sale of your current residence;

      (d) costs attendant to the sale of your current residence and the purchase of a new residence in the Northern New Jersey area (including, without limitation, the costs of home inspections, survey, appraisal, title insurance, transfer fees, attorneys' fees, accountants' fees, and closing costs);

      (e) loan origination fees (points) related to the purchase of your new residence in an amount of up to three percent (3%) of the loan amount (and the Company will provide assistance to you relating to the selection of a mortgage lender that will pre-qualify you for a mortgage loan to purchase your new residence);

      (f) costs associated with commuting from your current residence to the Company's offices (including, without limitation, the costs of airfare, automobile rental, meals and hotel accommodations for you) for a period of up to six months, subject to extension upon our mutual agreement;

      (g) automobile rental charges prior to establishment of a permanent residence in Northern New Jersey;

      (h) rent and other expenses associated with temporary housing for yourself and your immediate family for a period of up to six months (which may include up to two months after the purchase and closing of title on your new residence), subject to extension upon our mutual agreement; and

      (i) payment of any duplicate mortgage loan payments and house expenses to preclude your paying for your current residence and your new residence concurrently.

      (j) All such payments will be subject to the Company receiving reasonably acceptable documentation evidencing the incurring of such cost, expense or fee. In the event that it should be determined that any payment shall be due by you for taxes of any kind or nature relating to amounts paid to you or on your behalf by the Company in connection with your relocation as provided above ("Taxes"), the Company will deliver to you a payment equal to the amount of such Taxes (the "Tax Payment") plus an additional payment in an amount equal to any additional taxes payable by you applicable to your receipt of the Tax Payment (the "Gross-Up Payment"). All such payments are fully refundable to the Company if you leave the Company within twelve months of your Start Date.

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MEMORY PHARMACEUTICALS CORP.
James E. Barrett, Ph.D.

      6. Indemnification. The Company will indemnify you in connection with any legal proceedings related to your actions on behalf of the Company, including after your employment with the Company.

      7. Confidentiality. The Company considers the protection of its confidential information and proprietary materials to be very important. Therefore, as a condition of your employment, you and the Company will become parties to a Confidentiality and Noncompetition Agreement substantially in the form of Attachment A to this letter (the "Confidentiality Agreement").

      8. General.

      (a) This letter, together with the Confidentiality Agreement and the Stock Option Agreement will constitute our entire agreement as to your employment by the Company and will supersede any prior agreements or understandings, whether in writing or oral.

      (b) This letter shall be subject to our review of a satisfactory medical examination.

      (c) By signing this letter, you acknowledge that you have provided to the Company information contained in your existing personnel files, together with supportive information, attesting to the fact that you do not have nor are aware of any non-competition or other similar agreement with your existing or prior employer that would restrict or prohibit your becoming employed by the Company or providing the services for the Company contemplated by this letter.

      (d) The law of the State of New Jersey shall govern this letter.

       You may accept this offer of employment and the terms thereof by signing the enclosed additional copy of this letter and the Confidentiality Agreement and the Stock Option Agreement, which execution will evidence your agreement with the terms set forth herein and therein, and returning them to the Company.

      This offer of employment will expire on February 28, 2002, unless accepted by you prior to such date. We look forward to you joining our team, and we believe that your skills will compliment those of our existing management team, and that you will make a significant contribution to Memory's growth. We look forward to your prompt response to this offer letter.

Sincerely,

/s/ Joanne Leonard
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Joanne Leonard
Senior Vice President
Chief Financial Officer
Memory Pharmaceuticals Corp.

ACCEPTED AND AGREED:

/s/ James Barrett
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Date: 2/22/02


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